Exhibit 99.1
CINER RESOURCES LP

CINER RESOURCES LP ANNOUNCES FIRST QUARTER 2020 FINANCIAL RESULTS

Atlanta, Georgia May 11, 2020 -- Ciner Resources LP (NYSE: CINR) (“we”, “us, “our”, or the “Partnership”) today reported its financial and operating results for the first quarter ended March 31, 2020.

First Quarter 2020 Financial Highlights:

•	Net sales of $114.4 million decreased 12.3% over the prior-year first quarter.

•	Soda ash volume produced increased 0.2% from the prior-year first quarter but soda ash volume sold decreased 2.0% from the prior-year first quarter.

•	Net income of $14.2 million decreased $11.0 million over the prior-year first quarter.

•	Adjusted EBITDA of $22.4 million decreased 32.5% over the prior-year first quarter.

•	Earnings per unit of $0.34 for the quarter decreased 44.3% over the prior-year first quarter of $0.61.

•	Net cash provided by operating activities of $16.7 million increased 198.2% over prior-year first quarter.

•	Distributable cash flow of $9.0 million decreased 42.3% compared to the prior-year first quarter.

•	The distribution coverage ratio was 1.32 and 2.29 for the three months ended March 31, 2020 and 2019, respectively.
Oğuz Erkan, CEO, commented: “Our results for the first quarter of 2020 marked a solid start to the year, despite numerous evolving challenges associated with the global coronavirus outbreak. The health and safety of our workforce and their families as always remains our foremost concern. I am extremely proud of our company-wide prevention efforts which have helped ensure a safe work environment and continuity of operations as we take proactive measures to minimize disruptions to our production and ensure security of supply to our customers during these unprecedented times.”
“Q1 was another strong production quarter with 680 thousand tons produced, representing a new first quarter production record and eclipsing the previous first quarter record set last year. While reaching this milestone in Q1, it is important that we maintain a balanced relationship with supply and demand and we are fortunate that our asset configuration is able to easily adapt to changing conditions. We have begun to see the pandemic’s effect on demand and are proactively managing the supply surplus, which has resulted in a weakened pricing environment, particularly in international markets. Results for the quarter included $114.4 million in net sales, adjusted EBITDA of $22.4 million, and net income of $14.2 million, which we consider favorable in light of current market conditions.”

“As we navigate a challenged economic landscape and unprecedented social distancing measures, we have taken steps to bolster our liquidity and cash position, and we are managing our business on all fronts to weather macro and soda ash specific challenges that may lie ahead. I thank the entire Ciner organization for their proactive steps to keep the safety of our team and families as our top priority.”

Financial Highlights	Three Months Ended March 31,
(Dollars in millions, except per unit amounts)	2020	2019	% Change

Soda ash volume produced (millions of short tons)	0.680	0.679	0.2%
Soda ash volume sold (millions of short tons)	0.664	0.677	(2.0)%
Net sales	$114.4	$130.4	(12.3)%
Net income	$14.2	$25.2	(43.7)%
Net income attributable to Ciner Resources LP	$6.7	$12.3	(45.5)%
Earnings per limited partner unit	$0.34	$0.61	(44.3)%
Adjusted EBITDA(1)	$22.4	$33.2	(32.5)%
Adjusted EBITDA attributable to Ciner Resources LP(1)	$11.2	$16.7	(32.9)%
Net cash provided by operating activities	$16.7	$5.6	198.2%
Distributable cash flow attributable to Ciner Resources LP(1)	$9.0	$15.6	(42.3)%
Distribution coverage ratio (1)	1.32	2.29	(42.4)%
(1)See non-GAAP reconciliations
Three Months Ended March 31, 2020 compared to Three Months Ended March 31, 2019
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended March 31,		Percent Increase/(Decrease)
(Dollars in millions, except for average sales price data):	2020	2019
Net sales:
Domestic	$55.2	$52.9	4.3%
International	59.2	77.5	(23.6)%
Total net sales	$114.4	$130.4	(12.3)%
Sales volumes (thousands of short tons):
Domestic	237.4	224.4	5.8%
International	426.3	452.7	(5.8)%
Total soda ash volume sold	663.7	677.1	(2.0)%
Average sales price (per short ton):(1)
Domestic	$232.52	$235.74	(1.4)%
International	$138.87	$171.20	(18.9)%
Average	$172.37	$192.59	(10.5)%
Percent of net sales:
Domestic sales	48.3%	40.6%	19.0%
International sales	51.7%	59.4%	(13.0)%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	35.8%	33.1%	8.2%
International volume	64.2%	66.9%	(4.0)%
Total percent of volume sold	100.0%	100.0%

(1) Average sales price per short ton is computed as net sales divided by volumes sold
Consolidated Results
Net sales. Net sales decreased by 12.3% to $114.4 million for the three months ended March 31, 2020 from $130.4 million for the three months ended March 31, 2019, primarily driven by a decrease in soda ash volumes sold of 2.0% due to lower international demand for three months ended March 31, 2020, as compared to the three months ended March 31, 2019. Also contributing to the decrease in net sales was a decline in international pricing for three months ended March 31, 2020 continuing the trend that began in the fourth quarter of 2019.

Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, decreased by 3.5% to $93.1 million for the three months ended March 31, 2020 from $96.5 million for the three months ended March 31, 2019, primarily due to lower variable costs for the quarter as a result of decreased overall sales volumes over the same period.
Selling, general and administrative expenses.  Our selling, general and administrative expenses decreased 21.6% to $5.8 million for the three months ended March 31, 2020, compared to $7.4 million for the three months ended March 31, 2019. The decrease was driven primarily by decreased employee benefit expenses, as well as lower professional fees and contracted services incurred over the same period. In addition, the three months ended March 31, 2019 included approximately $0.3 million of non-recurring expenses associated with supporting start-up costs related to our Turkish affiliates importation of soda ash into the eastern seaboard.
Operating income. As a result of the foregoing, operating income decreased by 41.5% to $15.5 million for the three months ended March 31, 2020, from $26.5 million for the three months ended March 31, 2019.
Net income. As a result of the foregoing, net income decreased by 43.7% to $14.2 million for the three months ended March 31, 2020, from $25.2 million for the three months ended March 31, 2019.

CAPEX AND ORE METRICS
The following table summarizes our capital expenditures, on an accrual basis, ore grade and ore to ash ratio:

	Three Months Ended March 31,
(Dollars in millions)	2020	2019
Capital Expenditures
Maintenance	$6.5	$1.0
Expansion	5.1	17.6
Total	$11.6	$18.6
Operating and Other Data:
Ore grade(1)	86.7%	86.8%
Ore to ash ratio(2)	1.53: 1.0	1.52: 1.0
(1)Ore grade is the percentage of raw trona ore that is recoverable as soda ash free of impurities. A higher ore grade will produce more soda ash than a lower ore grade.
(2)Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process. In general, a lower ore to ash ratio results in lower costs and improved efficiency.

During the three months ended March 31, 2020, we continued the increase of maintenance capital expenditures that began in the second half of 2019 at our Wyoming facility to both adequately maintain the facility’s physical assets and to improve its operational reliability. The decrease expansion capital expenditures during the three months ended March 31, 2020 were because of the completion our new co-generation facility, which began operating in March 2020, that was in phase one of construction during the three months ended March 31, 2019.
FINANCIAL POSITION AND LIQUIDITY
As of March 31, 2020, we had cash and cash equivalents of $51.4 million. In addition, we have approximately $78.5 million ($225.0 million, less $146.5 million outstanding) of remaining capacity under our revolving credit facility. As of March 31, 2020, our leverage and interest coverage ratios, as calculated pursuant to the credit agreement for the Ciner Wyoming Credit Facility, were 1.38: 1.0 and 22.21: 1.0, respectively.
CASH FLOWS AND QUARTERLY CASH DISTRIBUTION
Cash Flows
Operating Activities
Our operating activities during the three months ended March 31, 2020 provided cash of $16.7 million, an increase of 198.2% from the $5.6 million cash provided during the three months ended March 31, 2019, primarily as a result of the following:

•
$4.4 million of working capital used in operating activities during the three months ended March 31, 2020, compared to $26.2 million of working capital used in operating activities during the three months ended March 31, 2019. The $21.8 million decrease in working capital used in operating activities was primarily due to the $8.8 million decrease in due from affiliates for the three months ended March 31, 2020 compared to a $22.4 million increase for the three months ended March 31, 2019 primarily related to the timing of collections and lower sales to ANSAC; and

•	a decrease of 43.7% in net income of $11.0 million during the three months ended March 31, 2020, compared to $25.2 million for the prior-year period.
Investing Activities
We used cash flows of $12.9 million in investing activities during the three months ended March 31, 2020, compared to $24.7 million during the three months ended March 31, 2019, for capital projects as described in “Capital Expenditures” above.
Financing Activities
Cash provided by financing activities of $32.7 million during the three months ended March 31, 2020 increased by 23.9% over the prior-year cash provided by financing activities, largely due to distributions paid during the three months ended March 31, 2020 of $13.9 million being down $7.2 million or 34.1% compared to the three months ended March 31, 2019.
Quarterly Distribution
On April 28, 2020, the Partnership declared its first quarter 2020 quarterly cash distribution of $0.340 per unit. The quarterly cash distribution is payable on May 22, 2020 to unitholders of record on May 8, 2020.
Green River Expansion Project
We continue to develop plans and execute the early phases for a potential new Green River Expansion Project that we believe will increase production levels up to approximately 3.5 million tons of soda ash per year. We have recently conducted the initial basic design and are currently evaluating and pursuing the related permits and detailed cost analysis pursuant to the basic design.  This project will require capital expenditures materially higher than have been recently incurred by Ciner Wyoming. To maintain a disciplined financial policy and what we believe is a conservative capital structure, we intend to pay for the investment in part through cash generated by the business and in part through debt. When considering the significant investment required by this expansion and the infrastructure improvements designed to increase our overall efficiency, we lowered our quarterly cash distributions beginning in May 2019 by approximately 40% from previously announced cash distributions to satisfy approximately 50% of the funding for the project, which we believe will continue for the next several quarters depending upon business performance.
Notice to Terminate Membership in ANSAC

On November 9, 2018, Ciner Corp delivered a notice to terminate its membership in ANSAC, a cooperative that serves as the primary international distribution channel for us as well as two other U.S. manufacturers of trona-based soda ash.  The effective termination date of Ciner Corp’s membership in ANSAC is December 31, 2021 (the “ANSAC termination date”). Between now and the ANSAC termination date, Ciner Corp continues to have full ANSAC membership benefits and services. In the event an ANSAC member exits or the ANSAC cooperative is dissolved, the exiting members are obligated for their respective portion of the residual net assets or deficit of the cooperative. Potential liabilities associated with exiting ANSAC are not currently probable or estimable.
ANSAC was our largest customer for the periods ended March 31, 2020 and 2019, accounting for 47.2% and 59.4%, respectively, of our net sales. Although ANSAC has been our largest customer for the periods ended March 31, 2020 and 2019, we anticipate that the impact of such termination on our net sales, net income and liquidity will be limited. We made this determination primarily based upon the belief that we will continue to be one of the lowest cost producers of soda ash in the global market. After the ANSAC termination date, we expect Ciner Corp will begin marketing soda ash directly on our behalf into international markets that are currently being served by ANSAC and intends to utilize the distribution network that has already been established by the global Ciner Group. We believe that by combining our volumes with Ciner Group’s soda ash exports from Turkey, Ciner Corp’s withdrawal from ANSAC will allow us to leverage the larger, global Ciner Group’s soda ash operations which we expect will eventually lower our cost position and improve our ability to optimize our market share both domestically and internationally.  Further, being able to work with the global Ciner Group will provide us the opportunity to attract and efficiently serve larger global customers. In addition, the Partnership will need access to an international logistics infrastructure that includes, among other things, a domestic port for export capabilities. These export capabilities are currently being developed by Ciner Enterprises and options being evaluated range from continued outsourcing in the near term to developing its own port capabilities in the longer term.  The development costs of export capabilities are currently being paid by Ciner Enterprises, who is evaluating how these costs might be allocated to the Partnership, which could include ownership by us and repayment for the development costs and related assets or a service agreement model for logistics services which includes reimbursements for development costs. Since a decision to allocate costs to the Partnership has not been made yet and the Partnership is not currently using any Ciner Enterprises export services, none of these development costs have been recorded by the Partnership through March 31, 2020.
COVID-19

Public health epidemics, pandemics or outbreaks of contagious diseases could adversely impact our business. In December 2019, a novel strain of coronavirus (“COVID-19”) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to many other countries and infections have been reported throughout the world, including the United States. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic.

We are closely monitoring the impact of the outbreak of COVID-19 on all aspects of our business, including how it will impact our customers, employees, supply chain, distribution network and cash flows. As we anticipated a ramp up in the spread of COVID-19, we took strong proactive steps to keep the safety of our team and family as the priority.  We designed and published a comprehensive plan to help prevent the spread of the virus in our work locations.  This plan includes multiple layers of protection for our employees including social distancing, working from home for all employees who can, splitting shifts, increased sanitation, restricted contractor and visitor access, temperature checks on all contractors and third-party vendors, travel restrictions, and daily communication with our teams.  We have conducted proactive quarantining and contact tracing from the early days of this event and require self-reporting of any illness. We have also prepared strong contingency plans for all our operations with specific actions based on absentee rates.  While these were not necessary to implement, they are continuously refined in case needed. We have started to anticipate a re-opening of society when the virus plateaus and diminishes and we have completed re-entry plans to implement as they become appropriate. We are using data to guide our actions rather than firm dates, and our teams are kept up to date on these plans.  Our focus prior to and during this pandemic has been the safety of our teams and this will continue to be our priority as we scale our operations back to normal as the data guides us to do so. We continue to actively monitor and adhere to applicable governmental actions to better ensure the safety of our employees.

We started to see the impact of COVID-19 on our operations towards the end of the first quarter in the form of slowing global demand and downward pricing pressure, and while we believe it did not have a material adverse effect on our first quarter results it will have a negative impact on subsequent quarters. In April 2020 we experienced an approximately 20% greater than normal decline in production as we utilize the flexibility of our production assets to adjust to the COVID-19 uncertainties and our customers’ demands and may see similar declines in the near term. At this time, we are unable to predict the ultimate impact that COVID-19 may have on our business, future results of operations, financial position, cash flows or ability to make distributions to unitholders. The extent to which our operations may be impacted by the COVID-19 pandemic will depend largely on future developments, which are highly uncertain and cannot be accurately predicted, including new information which may emerge concerning the severity of the outbreak and actions by government authorities to contain the outbreak or treat its impact. Furthermore, the impacts of a potential worsening of global economic conditions and the continued disruptions to and volatility in the financial markets remain unknown. We are actively managing the business to maintain cash flow and we believe we have enough liquidity to meet our anticipated liquidity requirements. As we cannot predict the duration or scope of the COVID-19 pandemic and its impact on our operations, the potential negative financial impact to our results cannot be reasonably estimated but could be material.
RELATED COMMUNICATIONS
Ciner Resources LP will host a conference call on May 12, 2020 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 4008218. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call’s completion by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 4008218, and will remain available for the following seven days. This conference call will be webcast live and archived for replay on Ciner Resources’ website at www.ciner.us.com.
ABOUT CINER RESOURCES LP
Ciner Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Ciner Wyoming, one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.

NATURE OF OPERATIONS
Ciner Resources LP owns a controlling interest comprised of a 51% membership interest in Ciner Wyoming. An affiliate of Natural Resource Partners L.P. owns a non-controlling interest consisting of a 49% membership interest in Ciner Wyoming.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include all statements that are not historical facts and in some cases may be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “seek,” “anticipate,” “estimate,” “predict,” “forecast,” “project,” “potential,” “continue,” “may,” “will,” “could,” “should” or the negative of these terms or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership’s ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including ANSAC, the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facility, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining and processing of trona ore, and shipment of soda ash, the impact of a cybersecurity event and the impact of the recent COVID-19 pandemic, including the impact of government orders on our employees and operations, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2019, and subsequent reports filed with the United States Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
(In millions, except per unit data)	2020	2019
Net sales:
Sales—affiliates	$54.0	$77.5
Sales—others	60.4	52.9
Net sales	$114.4	$130.4
Operating costs and expenses:
Cost of products sold including freight costs (excludes depreciation, depletion and amortization expense set forth separately below)	86.6	90.2
Depreciation, depletion and amortization expense	6.5	6.3
Selling, general and administrative expenses—affiliates	4.1	5.5
Selling, general and administrative expenses—others	1.7	1.9
Total operating costs and expenses	98.9	103.9
Operating income	15.5	26.5
Other income (expenses):
Interest income	—	0.1
Interest expense, net	(1.3)	(1.4)
Total other expense, net	(1.3)	(1.3)
Net income	$14.2	$25.2
Net income attributable to non-controlling interest	7.5	12.9
Net income attributable to Ciner Resources LP	$6.7	$12.3
Other comprehensive loss:
(Loss)/income on derivative financial instruments	(2.1)	2.0
Comprehensive income	12.1	27.2
Comprehensive income attributable to non-controlling interest	6.4	13.9
Comprehensive income attributable to Ciner Resources LP	$5.7	$13.3

Net income per limited partner unit:
Net income per limited partner unit - basic and diluted	$0.34	$0.61

Limited partner units outstanding:
Weighted average limited partner units outstanding - basic and diluted	19.7	19.7

CINER RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	March 31, 2020	December 31, 2019

ASSETS
Current assets:
Cash and cash equivalents	$51.4	$14.9
Accounts receivable—affiliates	86.2	95.0
Accounts receivable, net	44.6	36.0
Inventory	31.0	24.2
Other current assets	1.5	2.2
Total current assets	214.7	172.3
Property, plant and equipment, net	302.7	297.7
Other non-current assets	23.0	24.3
Total assets	$540.4	$494.3
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$2.9	$—
Accounts payable	19.4	$14.2
Due to affiliates	2.0	3.0
Accrued expenses	34.2	39.1
Total current liabilities	58.5	56.3
Long-term debt	173.4	129.5
Other non-current liabilities	10.3	8.6
Total liabilities	242.2	194.4
Commitments and contingencies
Equity:
Common unitholders - Public and Ciner Holdings (19.7 and 19.8 units issued and outstanding at March 31, 2020 and December 31, 2019)	171.4	171.4
General partner unitholders - Ciner Resource Partners LLC (0.4 units issued and outstanding at March 31, 2020 and December 31, 2019)	4.3	4.3
Accumulated other comprehensive loss	(4.0)	(3.0)
Partners’ capital attributable to Ciner Resources LP	171.7	172.7
Non-controlling interest	126.5	127.2
Total equity	298.2	299.9
Total liabilities and partners’ equity	$540.4	$494.3

CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(In millions)	2020	2019

Cash flows from operating activities:
Net income	$14.2	$25.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	6.5	6.3
Equity-based compensation expense	0.4	0.4
Other non-cash items	—	(0.1)
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable - affiliates	8.8	(22.4)
Accounts receivable, net	(8.6)	(4.5)
Inventory	(5.5)	(2.1)
Other current and other non-current assets	0.7	0.4
Increase/(decrease) in:
Accounts payable	4.4	2.2
Due to affiliates	(0.9)	1.7
Accrued expenses and other liabilities	(3.3)	(1.5)
Net cash provided by operating activities	16.7	5.6
Cash flows from investing activities:
Capital expenditures	(12.9)	(24.7)
Net cash used in investing activities	(12.9)	(24.7)
Cash flows from financing activities:
Borrowings on Ciner Wyoming Credit Facility	76.5	60.0
Borrowings on Ciner Wyoming Equipment Financing Arrangement	30.0	—
Repayments on Ciner Wyoming Credit Facility	(59.5)	(12.0)
Debt issuance costs	(0.2)	—
Common units surrendered for taxes	(0.2)	(0.5)
Distributions to common unitholders	(6.7)	(11.1)
Distributions to general partner	(0.1)	(0.2)
Distributions to non-controlling interest	(7.1)	(9.8)
Net cash provided by financing activities	32.7	26.4
Net increase in cash and cash equivalents	36.5	7.3
Cash and cash equivalents at beginning of period	14.9	10.2
Cash and cash equivalents at end of period	$51.4	$17.5

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:

•	Adjusted EBITDA;

•	Distributable cash flow; and

•	Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, equity-based compensation expense and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Ciner Resources LP. The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference. Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.
Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended March 31,
(Dollars in millions, except per unit data)	2020	2019
Reconciliation of Adjusted EBITDA to net income:
Net income	$14.2	$25.2
Add backs:
Depreciation, depletion and amortization expense	6.5	6.3
Interest expense, net	1.3	1.3
Equity-based compensation expense, net of forfeitures	0.4	0.4
Adjusted EBITDA	$22.4	$33.2
Less: Adjusted EBITDA attributable to non-controlling interest	11.2	16.5
Adjusted EBITDA attributable to Ciner Resources LP	$11.2	$16.7

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Ciner Resources LP:
Adjusted EBITDA attributable to Ciner Resources LP	$11.2	$16.7
Less: Cash interest (income) expense, net attributable to Ciner Resources LP	(0.5)	0.6
Less: Maintenance capital expenditures attributable to Ciner Resources LP	2.7	0.5
Distributable cash flow attributable to Ciner Resources LP	$9.0	$15.6

Cash distribution declared per unit	$0.340	$0.340
Total distributions to unitholders and general partner	$6.8	$6.8
Distribution coverage ratio	1.32	2.29

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$16.7	$5.6
Add/(less):
Net change in working capital	4.4	26.2
Interest expense, net	1.3	1.3
Other non-cash items	—	0.1
Adjusted EBITDA	$22.4	$33.2
Less: Adjusted EBITDA attributable to non-controlling interest	11.2	16.5
Adjusted EBITDA attributable to Ciner Resources LP	$11.2	$16.7
Less: Cash interest expense, net attributable to Ciner Resources LP	(0.5)	0.6
Less: Maintenance capital expenditures attributable to Ciner Resources LP	2.7	0.5
Distributable cash flow attributable to Ciner Resources LP	$9.0	$15.6

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

(Dollars in millions, except per unit data)	Cumulative Four Quarters ended Q1-2020	Q1-2020	Q4-2019	Q3-2019	Q2-2019	Q1-2019
Reconciliation of Adjusted EBITDA to net income:
Net income	$90.6	$14.2	$22.7	$29.9	$23.8	$25.2
Add backs:
Depreciation, depletion and amortization expense	27.1	6.5	6.9	6.8	6.9	6.3
Impairment and loss on disposal of assets, net	0.6	—	0.6	—	—	—
Interest expense, net	5.5	1.3	1.2	1.5	1.5	1.3
Equity-based compensation expense (benefit), net of forfeitures	0.8	0.4	0.4	(0.6)	0.6	0.4
Adjusted EBITDA	124.6	22.4	31.8	37.6	32.8	33.2
Less: Adjusted EBITDA attributable to non-controlling interest	62.6	11.2	15.7	19.1	16.6	16.5
Adjusted EBITDA attributable to Ciner Resources LP	$62.0	$11.2	$16.1	$18.5	$16.2	$16.7

Adjusted EBITDA attributable to Ciner Resources LP	$62.0	$11.2	$16.1	$18.5	$16.2	$16.7
Less: Cash interest expense (income), net attributable to Ciner Resources LP	1.7	(0.5)	0.6	0.8	0.8	0.6
Less: Maintenance capital expenditures attributable to Ciner Resources LP	12.0	2.7	6.3	1.5	1.5	0.5
Distributable cash flow attributable to Ciner Resources LP	$48.3	$9.0	$9.2	$16.2	$13.9	$15.6

Cash distribution declared per unit	$1.360	$0.340	$0.340	$0.340	$0.340	$0.340
Total distributions to unitholders and general partner	$27.4	$6.8	$6.8	$6.9	$6.9	$6.8
Distribution coverage ratio	1.76	1.32	1.35	2.35	2.01	2.29

CONTACTS:

Ciner Resources LP

Investor Relations
Ed Freydel
Vice President, Supply Chain & Finance
(770) 375-2323
EFreydel@ciner.us.com